                                                                    EXHIBIT 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63078) pertaining to the 1991 EZCORP, Inc. Stock Incentive Plan, the Registration Statement (Form S-8 No. 33-63082) pertaining to the EZCORP, Inc. 401(k) Plan, and the Registration Statement (Form S-8 No. 333-108847) pertaining to the 1998 EZCORP, Inc. Stock Incentive Plan of our report dated November 6, 2003 (except Note Q, as to which the date is November 24, 2004), with respect to the consolidated financial statements and schedule of EZCORP, Inc. and subsidiaries included in the Annual Report (Form 10-K/A) for the year ended September 30, 2003.




                                              /s/ ERNST & YOUNG LLP



Austin, Texas
November 24, 2004